EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors
DRS Technologies, Inc.:

     We consent to the incorporation by reference in the registration statements (No. 2-87303, No. 2-99986, and No. 333-14487) on Form S-8 and (No. 2-97784, No.
33-33125, No. 33-42886, No. 33-64641, and No. 333-04929) on Form S-3 of DRS
Technologies, Inc. of our reports dated May 11, 1998, relating to the consolidated balance sheets of DRS Technologies, Inc. as of March 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related consolidated financial statement schedule for each of the years in the three-year period ended March 31, 1998, which reports appear or are incorporated by reference in the March 31, 1998 Annual Report on Form 10-K of DRS Technologies, Inc.

                                          KPMG Peat Marwick LLP

Short Hills, New Jersey
June 26, 1998